Exhibit 4.2

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into as of the May 5, 2002, by and between Supercom Ltd. (the "COMPANY") and Mr. Avi Schechter, I.D. number 059682526 (the "Employee").

WHEREAS, the Company desires to employ the Employee as CEO of the Company and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreement of the parties contained herein, the parties agree as follows:

1.       TERM

         The term of employment under this Agreement shall commence on 17.3.2002 (the "EFFECTIVE DATE").

2.       EMPLOYMENT

         (a) The Employee shall be employed as CEO of the Company. The Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar capacity.

         (b) The Employee shall be in charge of the operation of the Company and, subject to the decisions of the board of directors of the Company, shall have full autonomy and authority in all developments methods, marketing and sales, business development, strategic partnerships and manpower subjects and all other related issues (IR, PR etc.), Excluding investment policy/actions in the Company of which the Employee shall be instructed by and subject to the board of directors of the Company.

         (c) Excluding periods of vacation and sick leave to which the Employee is entitled hereunder, the Employee agrees to devote total attention, full time, at his working hours, to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. The Employee's duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest - 1951 shall not apply to this Agreement. During the term of this Agreement the Employee shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.

         (d) The Employee warrants that in view of his position, his agreement with the Company is a personal agreement and this Agreement will accordingly not be governed by any collective agreement and/or various extension orders, unless expressly provided otherwise herein.


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         (e)      The  Company  shall  purchase  and  maintain a  directors  and officers liability insurance in the name of the Company, covering all the Employee's duties under this Agreement and subject to any applicable law.

3.       BASE SALARV

         The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a monthly gross base salary in the amount of 53,000 (fifty-three thousand) NIS (the "BASE SALARY"). The base salary shall be updated according with the consumer-pricing rate every three
         (3) months

4.       EMPLOYEE BENEFITS

         The Employee shall be entitled to the following benefits:

         (i) MANAGER'S INSURANCE. At the end of each month during the employment of the employee hereunder, the Company will pay to an insurance company of the Company's choice as premium for manager's insurance for the Employee, an amount equal to 13.3% of the Base Salary together with up to 2.5% of the Base Salary for disability, and will deduct from each payment of the Base Salary and pay to such insurance company an amount equal to 5% of the Base Salary, which shall constitute the Employee's contribution to such premium.

                  The Company covenants and undertakes to transfer the ownership in the above mentioned insurance policies to the Employee upon termination of the Employee's employment with the Company and to take all such actions necessary to effect the same, provided, however, that the Company shall not be obliged to the above mentioned undertaking if the Employee's employment was terminated for Cause pursuant to Articles 6(a) and 6(c) hereunder, or if the employment was terminated due to the resignation of the employee.

         (ii) KEREN HISHTALMUT FUND. At the end of each month during the employment of the Employee hereunder, the Company will pay an amount equal to 7.5% (seven and one-half percent) of the Base Salary to a Keren Hishtalmut Fund designated by the Employee (the "FUND") ("the Company's Payment to the Fund"), and will deduct from each payment of the Base Salary and pay to such Fund an amount equal to 2.5% of the Base Salary, which shall constitute the Employee's contribution to such Fund, provided.

         (iii) SICK LEAVE. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay-Law - 1976.

         (iv) VACATION. The Employee shall be entitled to an annual vacation of 24 working days at full pay. A "working day" shall mean Sunday to Thursday inclusive. Vacation days may be accumulated and may, at the Employee's option, be converted into cash payments in an amount


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                  equal to the  proportionate  part of the Base  Salary for such days to the extent provided by law.

         (v) DMEY HAVRA'A The Employee shall be entitled to 12 days Dmey Havra'a per year, as provided in a Collective Bargaining Agreement to which the General Labor Union of the Workers in Israel is a party, regarding the payment of Dmey Havra'a that is in force and effect

         (vi) AUTOMOBILE. During the term OF this Agreement, the Company shall, on its own expense, provide the Employee with a car (the "CAR"), for his use. Such car shall be in a level
                  suitable  for  the  Employee's   position  as  CEO  (at  least
                  2,500cc).

                  The Company shall be liable for any tax duty under any applicable law, that the Employee may be required TO PAY derived form his the use of the Car.

                  For the avoidance of doubt, it is hereby emphasized that the Company shall not be obliged to pay any fines related to the use of the Employee's automobile.

         (vii) MOBILE PHONE. The Company shall provide the Employee with the Company-owned mobile phone, including reimbursement of all related maintenance, repairs, insurance and other costs. The model of the Company-owned mobile phone, shall not defer from those customary for persons situated in a similar capacity.

                  The Company shall pay any tax that the Employee may be required to pay for the use of the Company-owned mobile phone.

                  In addition the Company will provide the Employee with a phone line at the residence of the Employee and will pay the cost of its use, which is related to his work in the Company, including any tax that may be required.

         (viii) BUSINESS EXPENSES. The Company shall reimburse the Employee for reasonable expenses that the Executive may reasonably incur in connection with the performance of his duties hereunder.

                  The reimbursement of such expenses shall be made in accordance with the Company's procedures for such matters.

5.       OPTIONS TO PURCHASE SECURITIES

         Further to any option the Employee may hold at the date hereof, the Employee shall be granted also with 70,000 (seventy thousands) options ("OPTIONS") according with the Company's employee stock option plan. All terms and conditions regarding the issuance and exercise, and exercise price including the vesting periods, of any such options shall be as provided for in the Company's' employee stock option plan.


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6.       TERMINATION

         (a) RESIGNATION. The Employee shall not resign from his position at the Company without giving a prior written notice (the "PRIOR NOTICE") to the Company at least 90 (ninety) days prior to the date on which the Employee plans to leave the employ of the Company.

         (b) CAUSE. The Company may terminate the Employee's employment for Cause. Termination for "CAUSE" shall be limited to: (i) Employee's conviction of any crime constituting an act of moral turpitude; (ii) Employee's embezzlement of funds of the Company; (iii.) Employee's willful disregard of lawful and proper instructions of the Board with respect to Employee's duties to the Company following a notice stating the nature of such Board instruction; (iv) any willful breach by the Employee of his fiduciary duties as an officer of the Company pursuant to court decision; Provided, however, that the Company may not terminate the Employee's employment for cause unless it has given the Employee (i) written notice of the basis for the proposed termination and (ii) at least ninety days (90) in which to cure such basis.

         (c) WITHOUT CAUSE. The Company may terminate the Employee's employment without cause, provided, however that the Employee is given a 90 (ninety) days prior written notice. In case of a change in the ownership structure of the Company, the Company may terminate the Employee's employment without cause, PROVIDED, HOWEVER that the Employee is given a 180 (one hundred and eighty) days prior written notice.

         For the removal of any doubt, during such prior notice period, the Employee shall be entitled for all the benefits under this Agreement whether he shall act as the Company's CEO or not, and all subject to this Agreement.

7.       CONFIDENTIALITY; PROPRIETARY RIGHTS

         (a) CONFIDENTIALITY. Employee recognizes and acknowledges that the systems (including specifications, programs and documentation), the methods and data, and the developments, designs, inventions, improvements, trade secrets and works of authorship, which the Company, or any employee thereof, owns, plans or develops (whether for its own use or for use by its clients) are confidential and are the property of the Company. All of these materials and information will be referred to below as "PROPRIETARY INFORMATION".

                  The Employee further recognizes and acknowledges that any discoveries, developments, designs, inventions and improvements, directly or indirectly related to the business of the Company or its clients ("Creations") made or acquired by him and whether or not made or acquired by him in business hours or at the premises of the Company and whether or not made or acquired with the assistance of material supplied by the Company and whether or not made or


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                  acquired  with the  assistance  of  material  supplied  by the
                  Company and whether or not the EMPLOYEE SHALL have been requested by the Company to make or acquire such Creations shall belong to the Company.

                  Upon request, the Employee will execute any instrument required to vest in the Company complete title and ownership to such Creations, and will at the request and expense of the Company execute any necessary instrument to obtain legal protection in Israel and foreign countries for such Creation and for the purposes of vesting title thereto in the Company, all without any additional compensation of any kind to the Employee.

         (b) NON-DISCLOSURE. Employee agrees that, except as directed by the Company, he will not, during the term of this Agreement and for an unlimited period of time thereafter disclose to any person or use, directly or indirectly for Employee's own benefit or the benefit of others, any Proprietary Information, or permit any person to examine or make copies of any documents which may contain or be derived from Proprietary Information.

8.       COMPETITIVE ACTIVITY

         The Employee undertakes not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise) at any time, during and for two years following the Commencement Date, to engage in any work or activity that is competitive with the Company's activities or products actively marketed or under active development by the Company, nor to solicit any employee of the Company to resign from or otherwise leave the employment of the Company. As defined in this Article 8, the term "Commencement Date" shall mean the date in which the Employee terminated his employment with the Company, or the date in which the Employee ceases to be, directly or indirectly (including holdings by a Family Member), an Interested Party at the Company, whichever comes later. For the purpose of this Article 8 the terms "Interested Party" and "Family Member" shall have the same meanings as such terms are defined in Section 1 of the Israeli Securities Law, 1968.

9.       NOTICE

         For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

         The initial addresses of the parties for purposes of this Agreement shall be as follows:


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         The Company: 3 Tidhar st, Raanana

         The Employee: Hagaon Eliyho 16 Ramat-Gan

10.      MISCELLANEOUS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

11.      GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

12.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

13.      HEADINGS

         The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

 THE COMPANY

 By:_______________________                            _________________________
 NAME: ELI ROZEN                                       The Employee
 Title: Chairman of the Board